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                                    EXHIBIT 12.1

                          SAN DIEGO GAS & ELECTRIC COMPANY

            COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                           AND PREFERRED STOCK DIVIDENDS



                              1990          1991          1992           1993          1994
                           ----------    ----------     ----------    ----------    ------------

Fixed Charges:

Interest:
  Long-Term Debt           $ 97,894      $ 98,802       $100,776      $ 93,402      $ 93,076
  Short-Term Debt            12,301         8,234          6,242         7,980        10,322
Amortization of Debt
 Discount and Expense,
 Less Premium                 2,465         2,471          2,881         4,162         4,604
Interest Portion of
 Annual Rentals               20,898        18,067         14,677        19,206        21,998
                           ----------    ----------    -----------    ----------    ----------
   Total Fixed
    Charges                  133,558       127,574        124,576       124,750       130,000
                           ----------    ----------    -----------    ----------    ----------
Preferred Dividends
 Requirements                 10,863        10,535          9,600         8,565         7,663
Ratio of Income Before
 Tax to Net Income           1.75499       1.63017        1.72369       1.67794       1.90447
                           ----------    ----------    -----------    ----------    ----------
Preferred Dividends
 for Purpose of Ratio         19,064        17,174         16,547        14,372        14,594
                           ----------    ----------     ----------    ----------    ----------
   Total Fixed Charges
    and Preferred
    Dividends for
    Purpose of Ratio        $152,622      $144,748       $141,123      $139,122      $144,594
                           ==========    ==========     ==========    ==========    ==========
Earnings:

Net Income (before
 preferred dividend
 requirements)              $207,841      $208,060       $210,657      $218,715      $143,477
Add:
 Fixed Charges
  (from above)               133,558       127,574        124,576       124,750       130,000
 Less: Fixed Charges
  Capitalized                  3,306         2,907          2,242         5,789         6,792
Taxes on Income              156,917       131,114        152,451       148,275       129,771
                           ----------    ----------     ----------    ----------    -----------
   Total Earnings for
    Purpose of Ratio        $495,010      $463,841       $485,442      $485,951      $396,456
                           ==========    ==========     ==========    ==========    ===========
Ratio of Earnings
 to Combined Fixed
 Charges and Preferred
 Dividends                      3.24          3.20           3.44          3.49          2.74
                           ==========    ==========     ==========    ==========    ==========

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